EXHIBIT 99.1

Edible Garden Reports 10% Revenue Growth for 2022

Achieves Third Consecutive Quarter of Year-Over-Year Revenue Growth

Reports Strong Execution and Projects Turning Cash Flow Positive in 2023

Zero-Waste Inspired® Mission Continues to Resonate with Environmentally Conscious Consumers and Retail Distribution Partners Resulting in Growing Product Demand

Conference Call to Be Held Today at 11:00 am ET.

BELVIDERE, NJ, March 22, 2023 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), locally grown, organic and sustainable produce and products, today provided a business update and reported financial results for the three month and full year periods ended December 31, 2022.

Mr. Jim Kras, Chief Executive Officer of Edible Garden, commented, “We are pleased to report that for the third consecutive quarter, since last year’s IPO, we achieved year-over-year growth in top-line revenue.  We believe we have prudently deployed our capital, which has resulted in continued momentum and growth of the Edible Garden brand.”

“During a point in time when many businesses are struggling, we continue to expand our market penetration, perform consistently, and have kept our pricing relatively stable during a period of rapid inflation.  Moreover, we expect to see an increase in margins once our Heartland Midwest facility is fully operational. Based on our current trajectory, we believe Edible Garden will turn cash flow positive later this year.”

“The Company continues to build out our nationwide distribution network by adding retail partners across the Northeast, Midwest, Mid-Atlantic, and Southeastern regions of the country. Additionally, we are diversifying our product offerings to include what we expect will be higher-margin products and new product categories. Furthermore, Edible Garden's Zero-Waste Inspired® mission continues to resonate well with environmentally conscious consumers, as well as our retail distribution partners, resulting in a growing demand for our products.”

“Our achievements in the fourth quarter included the introduction of three new salad kits featuring locally grown, sustainable, cut lettuce, along with all the ingredients required to make a complete salad. Additionally, we acquired the Pulp® line of all-natural, Non-GMO, preservative-free, sustainable gourmet sauces and chili-based products, which will be available at Whole Foods Market's Mid-Atlantic and Southeastern retail locations in the summer of 2023. These fermented sauces are located in the refrigerated section of the supermarket, typically adjacent to the produce section, allowing us to leverage Edible Garden’s growing brand recognition within this new category of products. This is an important step forward for the Edible Garden brand, allowing us to offer what we believe will be higher-margin products, with an extended shelf life.  It also provides us with the opportunity for a further expansion of our distribution network with the addition of Whole Foods Market. Moreover, we added Morton Williams Supermarkets to our robust distribution network in the Northeast, which has begun carrying Edible Garden’s produce and products in all of their locations in the New York Metropolitan area. In addition, we deepened our penetration with Gristedes and D’Agostino supermarkets, and significantly expanded our product placement within their combined locations in Manhattan, Brooklyn, and Westchester.”

Importantly, we are committed to leveraging the latest technologies to advance our strategy of increasing yields and maximizing the nutritional value of locally grown produce. The Company recently entered into a research partnership with the New Jersey Institute of Technology, the USDA, and the EPA, studying the impacts of nanobubble technology in a CEA environment.  This EPA-funded partnership has the potential to revolutionize the industry, providing more nutritious plants with longer shelf lives, which could greatly benefit Edible Garden's entire product line. ”

Financial results for the three months ended December 31, 2022

For the fourth quarter ended December 31, 2022, revenue totaled $3.1 million, an increase of 9.9%, compared to $2.8 million for the three months ended December 31, 2021. The increase was driven by increased demand from the existing customer base.

Cost of goods sold was $3.0 million for the three months ended December 31, 2022, compared to $2.8 million for the three months ended December 31, 2021. The increase was the result of higher packaging costs due to inflation, higher labor costs due to the tight labor market, and increases in rates charged by contract farmers.

Selling, general and administrative expenses were $3.1 million for the three months ended December 31, 2022, compared to $1.7 million for the three months ended December 31, 2021.  The increase was primarily driven by higher payroll and compensation expense, as well as other public company expenses that were not incurred in 2021.

Net loss was $3.0 million, or ($9.13) per share, for the three months ended December 31, 2022, compared to a net loss of $2.0 million, or ($12.76) per share, for the three months ended December 31, 2021.

Financial results for the year ended December 31, 2022

For the year ended December 31, 2022, revenue totaled $11.6 million, an increase of 9.9%, compared to $10.5 million for the year ended December 31, 2021. The increase was driven by  higher demand from the existing customer base.

Cost of goods sold was $11.2 million for the year ended December 31, 2022, compared to $9.9 million for the year ended December 31, 2021. The increase was the result of higher packaging costs due to inflation, higher labor costs due to the tight labor market, and higher costs charged by contract farmers.

Selling, general and administrative expenses were $9.4 million for the year ended December 31, 2022, compared to $5.6 million for the year ended December 31, 2021.  The increase was primarily driven by higher payroll and compensation expense, which included one-time expenses related to the completion of the Company’s IPO, as well as other public company expenses that were not incurred in 2021.

Net loss was $12.5 million, or ($48.68) per share, for the year ended December 31, 2022, compared to a net loss of $5.5 million, or ($39.28) per share, for the year ended December 31, 2021. Per share amounts have been adjusted to reflect all stock splits.

The complete financial results for the year ended December 31, 2022, are available in the Company’s Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission and available at: www.sec.gov.

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Conference Call

Edible Garden will host a conference call today at 11:00 A.M. Eastern Time to discuss the Company’s financial results for the fourth quarter and year ended December 31, 2022, as well as the Company’s corporate progress and other developments.

The conference call will be available via telephone by dialing toll-free 888-506-0062 for U.S. callers or +1 973-528-0011 for international callers and using entry code: 396260. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2914/47876 or on the investor relations section of the Company’s website at https://ediblegardenag.com/presentations.

A webcast replay will also be available on the Company’s Investors section of the website at https://ediblegardenag.com/presentations through March 22, 2024. A telephone replay of the call will be available approximately one hour following the call, through Wednesday, April 5, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or +1 919-882-2331 for international callers and entering conference ID: 47876.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in locally grown organic leafy greens and herbs backed by Zero-Waste Inspired® next-generation farming. Offered at over 4,000 stores in the US, Edible Garden is disrupting the CEA and sustainability technology movement with its safety-in-farming protocols, use of sustainable packaging, patented GreenThumb software, and self-watering in-store displays. The Company currently operates its own state-of-the-art greenhouses and processing facilities in Belvidere, New Jersey, and Grand Rapids, Michigan, and has a network of contract growers, all strategically located near major markets in the U.S. Its proprietary GreenThumb software optimizes growing in vertical and traditional greenhouses while seeking to reduce pollution-generating food miles. Edible Garden is also a developer of ingredients and proteins, providing an accessible line of plant and whey protein powders under the Vitamin Way® and Vitamin Whey® brands. In addition, the Company offers a line of sustainable food flavoring products such as Pulp gourmet sauces and chili-based products. For more information on Edible Garden go to https://ediblegardenag.com/.

Forward-Looking Statements

This press release contains forward-looking statements, including with respect to the Company’s ability to improve its financial results, the Company’s growth strategies, the Company’s ability to integrate acquisitions, including by expanding into new product lines, and its performance as a public company. The words “believe,” “could,” “expect,” “objective,” “opportunity,” “potential,” “project,”  “seek,” “strategy,” “will,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including market and other conditions and the Company’s ability to achieve its growth objectives. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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EDIBLE GARDEN AG INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

	December 31,	December 31,
	2022	2021
ASSETS

Current assets:
Cash	$110	$31
Accounts receivable, net	1,105	767
Inventory, net	586	360
Prepaid expenses and other current assets	62	33

Total current assets	1,863	1,191

Property, equipment and leasehold improvements, net	4,891	2,573
Intangible assets, net	50	-
Other assets	161	226

TOTAL ASSETS	$6,965	$3,990

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$2,787	$2,880
Short-term debt	2,042	4,209

Total current liabilities	4,829	7,089

Long-term liabilities:
Long-term debt, net of discounts	4,282	3,882
Long-term lease liabilities	34	126

Total long-term liabilities	4,316	4,008

Total liabilities	9,145	11,097

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT:
Common stock ($0.0001 par value, 6,666,667 shares authorized; 356,587 and 166,667 shares outstanding as of December 31, 2022 and 2021, respectively (1))	1	1
Series A Convertible Preferred stock ($0.0001 par value, 10,000,000 shares authorized; nil shares outstanding as of December 31, 2022 and 2021, respectively)	-	-
Additional paid-in capital	17,891	511
Accumulated deficit	(20,072)	(7,619)

Total stockholders’ deficit	(2,180)	(7,107)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$6,965	$3,990

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EDIBLE GARDEN AG INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per-share information)

	Years Ended December 31,
	2022	2021

Revenue	$11,552	$10,507
Cost of goods sold	11,188	9,859

Gross profit	364	648

Selling, general and administrative expenses	9,368	5,611

Loss from operations	(9,004)	(4,963)

Other income / (expense)
Interest expense, net	(2,033)	(617)
Gain (Loss) from extinguishment of debt	(826)	42
Other income / (loss)	(590)	-
Total other income / (expense)	(3,449)	(575)

NET LOSS	$(12,453)	$(5,538)

Net Income / (Loss) per common share - basic and diluted	$(48.68)	$(39.28)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted	255,776	141,005

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